Exhibit 99.1

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS €750 MILLION OF SENIOR NOTES

INDIANAPOLIS — September 25, 2013...Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell €750 million principal amount of its 2.375% senior unsecured notes due October 2, 2020.  This offering is expected to close on October 2, 2013.

The Operating Partnership currently expects to use the net proceeds from the public offering to repay euro-denominated borrowings under its unsecured revolving credit facility and for general corporate purposes.

Barclays Bank PLC, J.P. Morgan Securities plc, BNP Paribas, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, Goldman Sachs International, Mitsubishi UFJ Securities International plc and The Royal Bank of Scotland plc are serving as joint book-running managers of the public offering which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by calling Barclays Bank PLC toll-free at +1-888-603-5847 or J.P. Morgan Securities plc collect at +44-207-134-4268.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

In the United Kingdom, this press release is for distribution only to, and is only directed at, persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”).  This press release is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this press release relates is available only to relevant persons and will be engaged in only with relevant persons.

About Simon Property Group

Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and a global leader in the retail real estate industry.  The Company currently owns or has an interest in more than 325 retail real estate properties in North America and Asia comprising approximately 241 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.

Contacts: Investor Relations 317.685.7330; Media 317.263.7711